GLOBAL NOTICE OF PERFORMANCE RESTRICTED STOCK UNIT AWARD
FITBIT, INC.
2015 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Fitbit, Inc. (the “Company”) 2015 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Global Notice of Performance Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement (Global Performance Restricted Stock Unit Agreement, including any special terms and conditions for your country set forth in the appendix attached thereto (collectively, the “PRSU Agreement”)). You (“you”) have been granted an award of Performance Restricted Stock Units (“PRSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached PRSU Agreement.

Name:	[FIRST_NAME LAST_NAME]

Date of Grant:	[DATE,’Month DD, YYYY]

Vesting Commencement Date:	[VEST_BASE_DATE,’Month DD, YYYY]

Total Number of Shares Granted:	[TOTAL_SHARES_GRANTED]

Expiration Date:
The earlier to occur of: (a) the settlement of all vested PRSUs granted hereunder and (b) the tenth anniversary of the Date of Grant. The PRSUs expire earlier if your Service terminates earlier, as described in the PRSU Agreement.

Performance / Metrics and OtherVesting Requirements:	[To be specified]

Performance Period:	[To be specified]

Additional Terms:
☐ If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 1 if the box is not checked.

You acknowledge that the vesting of the PRSUs pursuant to this Notice is earned only by continuing Service. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the PRSU Agreement. By accepting this award of PRSUs, you consent to the electronic delivery and acceptance as further set forth in the PRSU Agreement.

FITBIT, INC.
By:

GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
FITBIT, INC.
2015 EQUITY INCENTIVE PLAN

You have been granted Performance Restricted Stock Units (“PRSUs”) by Fitbit, Inc. (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Performance Restricted Stock Unit Award (the “Notice”) and this Global Performance Restricted Stock Unit Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”) (collectively, this “PRSU Agreement”).

1.	Nature of Grant. In accepting this award of PRSUs, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;
(c)all decisions with respect to future PRSUs or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the PRSUs and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company, or a Parent or Subsidiary of the Company;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and in consideration of the grant of the PRSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer (as defined below), or any other Parent or Subsidiary of the Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its Parent or Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)the following provisions apply only if you are providing Service outside the United States:
(i)the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PRSUs or the subsequent sale of any Shares acquired upon settlement.

2.
Settlement. Settlement of the PRSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if the vesting date under the vesting schedule set forth in the Notice is in December, then settlement of any PRSUs that vest in December shall be within 30 days of vesting. Settlement of PRSUs shall be in Shares. Settlement means the delivery to you of the Shares vested under the PRSUs. Fractional Shares will not be issued.

3.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PRSUs, you shall have no ownership of the Shares allocated to the PRSUs and shall have no right to dividends or to vote such Shares.
4.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.
5.No Transfer. PRSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
6.Termination. If your Service terminates for any reason, all unvested PRSUs shall be forfeited to the Company forthwith, and all rights you have to such PRSUs shall immediately terminate, without payment of any consideration to you. For purposes of this award of PRSUs, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.
7.Tax Consequences. You acknowledge that there will be certain consequences with regard to income tax, national or social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”) upon settlement of the PRSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.
8.Responsibility for Taxes. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all Tax-Related Items withholding or required deductions, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of your PRSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your PRSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), (c) payment by you of an amount equal to the Tax-Related Items directly by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the taxable or withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the PRSUs that cannot be satisfied by the means previously described. You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
9.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this PRSU Agreement and any other PRSU grant materials by and among, as applicable, the Company, the Employer and any other Parent or Subsidiaries, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the stock plan service provider as may be designated by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the designated broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be affected. The only consequence of refusing or withdrawing your consent is that the

Company would not be able to grant you PRSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
10.Acknowledgement. The Company and you agree that the PRSUs are granted under and governed by the Notice, this PRSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the PRSUs subject to all of the terms and conditions set forth in this PRSU Agreement and those set forth in the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this PRSU Agreement.
11.Entire Agreement; Enforcement of Rights. This PRSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this PRSU Agreement, nor any waiver of any rights under this PRSU Agreement, shall be effective unless in writing and signed by the parties to this PRSU Agreement. The failure by either party to enforce any rights under this PRSU Agreement shall not be construed as a waiver of any rights of such party.
12.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this PRSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PRSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.Governing Law; Venue. This PRSU Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this PRSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of San Francisco City and County, California or the federal courts of the United States for the Northern District of California and no other courts.
15.Severability. If one or more provisions of this PRSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this PRSU Agreement, (ii) the balance of this PRSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this PRSU Agreement shall be enforceable in accordance with its terms.
16.No Rights as Employee, Director or Consultant. Nothing in this PRSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.

17.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of PRSUs, you consent to the electronic delivery of the Notice, this PRSU Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PRSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stockadmin@fitbit.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stockadmin@fitbit.com. Finally, you understand that you are not required to consent to electronic delivery.
18.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
19.Language. If you have received this PRSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Appendix. Notwithstanding any provisions in this Global Performance Restricted Stock Unit Agreement, this award of PRSUs shall be subject to any special terms and conditions set forth in any Appendix hereto for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this PRSU Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this PRSU Agreement shall not operate or be construed as a waiver of any other provision of this PRSU Agreement, or of any subsequent breach by you or any other Participant.
23.Code Section 409A. For purposes of this PRSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PRSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PRSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
24.Award Subject to Company Clawback or Recoupment. The PRSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your PRSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your PRSUs.
25.Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

BY ACCEPTING THIS AWARD OF PRSUS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

ATTACHMENT 1

ADDITIONAL TERMS AND CONDITIONS
GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
FITBIT, INC.
2015 EQUITY INCENTIVE PLAN
Capitalized terms, unless explicitly defined in this Appendix, shall have the meanings given to them in the PRSU Agreement, the Notice or in the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the PRSUs granted to you under the Plan if you reside and/or work in one of the countries listed below.  If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after receiving the PRSUs, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, exchange control, tax and certain other issues of which you should be aware with respect to your participation in the Plan.  The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2016.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that the PRSUs vest or you sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of a particular result.  Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.
Finally, if you are a citizen or resident (or are considered as such for local tax purposes) of a country other than the one in which you are currently residing and/or working, or if you transfer to another country after the grant of the PRSUs, the information contained herein may not be applicable to you in the same manner.

AUSTRALIA
Terms and Conditions
Australian Offer Document. The offer of PRSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of PRSUs to Australian resident employees, which will be provided to you with the PRSU Agreement.
Notifications
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting you with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved in the transfer, you will be required to file the report.

BELARUS
Terms and Conditions
Sale of Shares. Due to local regulatory requirements, upon the vesting of the PRSUs, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the PRSUs. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You agree that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, you will receive the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this PRSU Agreement.
Notifications
Exchange Control Information. If you are a resident of Belarus, you are subject to local exchange control and foreign humanitarian aid regulations. Exchange control and foreign humanitarian aid regulations in Belarus are subject to change. You should consult with your personal legal advisor regarding any exchange control or foreign humanitarian aid obligations that you may have prior to acquiring Shares or receiving proceeds from the sale of Shares acquired under the Plan. You are responsible for ensuring compliance with all exchange control and foreign humanitarian aid laws in Belarus.

CANADA
Terms and Conditions
Settlement. The following provision supplements Section 2 of the Global Performance Restricted Stock Unit Agreement:
Notwithstanding anything to the contrary in the Plan, including Section 9.2 of the Plan, the PRSUs will be settled in Shares only, not cash.
Termination. The following sentence replaces the second sentence of Section 6 of the Global Performance Restricted Stock Unit Agreement:
For purposes of this award of PRSUs, your Service will be considered terminated as of the date that is the earliest to occur of: (1) the date of termination of Service, (2) the date you receive notice of termination from the Employer, and (3) the date you are no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable law (including, but not limited to statutory law, regulatory law and/or common law).
The following provisions will apply to you if you are a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the PRSU Agreement, as well as all appendices, documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. The following provision supplements Section 9 of the Global Performance Restricted Stock Unit Agreement:

You hereby authorize the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorize the Company, the Employer, its Parent or other Subsidiaries and the Committee to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and its Parent or other Subsidiary to record such information and to keep such information in your employee file.
Notifications
Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under Plan takes place outside of Canada through the facilities of a stock exchange on which the Common Stock is listed.
Foreign Asset/Account Reporting Information. Canadian taxpayers must report annually on Form T1135 (Foreign Income Verification Statement) the foreign property (including Shares acquired under the Plan) held if the total value of such foreign property exceeds C$100,000 at any time during the year. Unvested PRSUs also must be reported (generally at nil cost) on Form 1135 if the C$100,000 threshold is exceeded due to other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if you own other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 must be filed at the same time the individual files his or her annual tax return. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA
Terms and Conditions
The following Terms and Conditions apply to you if you are subject to the exchange control restrictions and regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.
Award Conditioned on Satisfaction of Regulatory Obligations. You understand that the award of PRSUs is conditioned upon the Company securing and maintaining all necessary approvals from SAFE and any other applicable government entities in China to permit the operation of the Plan in China, as determined by the Company it its sole discretion.
Sale of Shares.  You understand and agree that the Company may require that any Shares issued at settlement of the PRSUs be immediately sold as necessary due to local regulatory requirements.  You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares.  You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
If the Company, in its discretion, does not exercise its right to require the automatic sale of Shares issued at settlement of the PRSUs, as described in the preceding paragraph, you understand and agree that any Shares you acquire under the Plan must be sold no later than 90 days from the termination of Service, or within any other time frame as may be permitted by the Company or required by the SAFE. You understand that any Shares you acquire under the Plan that have not been sold within 90 days of the termination of Service will be automatically sold by the Company’s designated broker pursuant to this authorization and subject to the terms of the preceding paragraph.
Upon the sale of the Shares, you will receive in cash the sale proceeds less any brokerage fees or commissions, subject to any obligation to satisfy any Tax-Related Items.  You understand that the proceeds from the sale of Shares must be repatriated to China pursuant to the below provision, and you agree to comply with all requirements the Company may impose in order to facilitate compliance with exchange control requirements in China prior to receipt of the cash proceeds. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the PRSU Agreement.
Exchange Control Requirements.  You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the Shares and the receipt of any dividends or distribution on the Shares to China.  You further understand that, under local law, such repatriation of cash proceeds needs to be effectuated through a special exchange control account established by the Company, the Employer or another Subsidiary of the Company, and you hereby acknowledge and agree that any proceeds from the sale of any Shares you acquire under the Plan may be transferred to such special account prior to being delivered to you.
You also understand that the proceeds will be delivered to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds will be paid to you in U.S. dollars. You will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.
You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications
Exchange Control Information. You may be required to report to SAFE all details of your foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.
FRANCE
Terms and Conditions
Language. By accepting the award of PRSUs, you confirm having read and understood the PRSU Agreement and the Plan, including all terms and conditions included therein, which were provided in the English language and you accept the terms of those documents accordingly.
Langue utilisée. En acceptant la présente attribution de droits sur des actions assujettis à restrictions (« restricted stock units » ou « PRSUs »), vous confirmez avoir lu et compris le Contrat PRSU et le Plan, en ce compris tous les termes et conditions de ces documents, qui ont été fournis en langue anglaise, et vous en acceptez les termes en connaissance de cause.
Notifications
Tax Information. The award of PRSUs is not intended to be a French tax-qualified award.
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. You should speak with your personal advisor to ensure compliance with applicable reporting obligations.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you receive a payment in excess of this amount, you are responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs. The form of report (Allgemeine Meldeportal Statistik) can be accessed via German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.
HONG KONG

Terms and Conditions
Settlement. The following provision supplements Section 2 of the Global Performance Restricted Stock Unit Agreement:
Notwithstanding anything to the contrary in the Plan, including Section 9.2 of the Plan, the PRSUs will be settled in Shares only, not cash.
Sale of Shares. To facilitate compliance with securities laws in Hong Kong, you agree not to sell any Shares issued at vesting of the PRSUs within six months of the Date of Grant.
Nature of Grant. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, this award of PRSUs shall be void.
Notifications
Securities Law Information. Warning: The PRSUs and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and its Subsidiaries. The PRSU Agreement, including this Appendix, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The PRSUs are intended only for the personal use of each eligible Employee of the Employer, the Company or any Subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the PRSU Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. You must repatriate any proceeds from the sale of Shares acquired under the Plan to India within 90 days of receipt or any dividends within 180 days of receipt. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Because exchange control restrictions in India change frequently, you should consult with your personal advisor before taking any action under the Plan.
Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in their annual tax return. You are solely responsible for complying with this reporting obligation and you should consult your personal tax advisor to ensure compliance with applicable reporting obligations.
IRELAND
Notifications
Director Notification Obligation.  If you are a director, shadow director or secretary of the Company or an Irish Subsidiary of the Company, you must notify the Company and/or the Irish Subsidiary of the Company in writing if you receive or dispose of an interest in the Company (e.g., PRSUs, etc.) exceeding 1% of the Company’s capital shares, if you become aware of the event giving rise to this notification requirement or if you become a director or secretary and such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
ITALY
Terms and Conditions
Data Privacy. The following provisions replace Section 9 of the Global Performance Restricted Stock Unit Agreement:
You understand that the Company, the Employer, its Parent or other Subsidiaries or Affiliates may hold certain personal information about you, including your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships that you hold in the Company, details of all PRSUs or any other entitlement to shares of stock awarded, awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Fitbit, Inc., with its principal operating offices at 405 Howard Street, San Francisco, CA 94105, United States, and its representative in Italy is Fitbit Limited, Ufficio Di Rappresentanza, Via Paolo Barison, 42 Roma (RM) Cap 00142, Italy.
You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company, the Employer, its Parent or other Subsidiaries or Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company, the Employer, its Parent and other Subsidiaries or Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, you understand that the Company will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of Data and cease, for legitimate reason, any processing of Data. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided may be reviewed, and questions or complaints can be addressed, by contacting your local human resources department.
Plan Document Acknowledgment.  By accepting the PRSUs, you acknowledge that you have received a copy of the Plan and the PRSU Agreement and have reviewed the Plan and the PRSU Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the PRSU Agreement, including this Appendix.

You further acknowledge that you have read and specifically and expressly approve the following provisions of the PRSU Agreement: (i) Termination, (ii) Responsibility for Taxes, (iii) Language, (iv) Governing Law; Venue, (v) Award Subject to Company Clawback or Recoupment, (vi) the Terms and Conditions in this Appendix, as well as the Data Privacy section included in this Appendix.
Notifications
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult your personal advisor to ensure compliance with applicable reporting obligations.
Foreign Asset Tax. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax at an annual rate of two per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. No tax payment duties arise if the amount of the foreign assets tax calculated on all financial assets held abroad does not exceed €12.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. Japanese residents and foreign nationals with permanent residency in Japan who hold assets outside of Japan (including any Shares acquired under the Plan) with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such investments. You should consult your personal advisor to ensure compliance with applicable reporting obligations.
KOREA
Notifications
Exchange Control Information. Prior to July 18, 2017, if you realize US$500,000 or more from the sale of Shares or the receipt of cash dividends in a single transaction, Korean exchange control laws require you to repatriate the proceeds from such sale to Korea within three years of the sale.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding Shares) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) for the month or any month-end during a calendar year. You should consult your personal tax advisor regarding reporting requirements in Korea.

NETHERLANDS
Notifications

NEW ZEALAND
Notifications
Securities Law Information. You are being offered PRSUs which, if vested, will entitle you to acquire Shares in accordance with the terms of the PRSU Agreement and the Plan. The Shares, if issued, will give you a stake in the ownership of the Company. You may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You should ask questions, read all documents carefully, and seek independent financial advice before committing.

The Shares are quoted on the New York Stock Exchange (“NYSE”). This means that if you acquire Shares under the Plan, you may be able to sell the Shares on the NYSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.

For information on risk factors impacting the Company’s business that may affect the value of the Shares, you should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s “Investor Relations” website at http://investor.fitbit.com/.
NORWAY
There are no country-specific provisions.
ROMANIA
Terms and Conditions
Language Consent. By accepting the grant of PRSUs, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the Notice, the PRSU Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.
Consimtamant cu privire la limba. Prin acceptarea acordarii de PRSU-uri, confirmati ca aveti un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, ati citit si confirmati ca ati inteles pe deplin termenii documentelor referitoare la acordare (Anuntul, Acordul PRSU si Planul), care au fost furnizate in limba engleza. Acceptati termenii acestor documente in consecinta.
Notifications
Exchange Control Information. You are not required to seek special authorization from the National Bank of Romania in order to open or maintain a foreign bank account. However, if you remit foreign currency into or out of Romania (e.g., the proceeds from the sale of shares), you may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation. You should consult with your legal advisor to determine whether you will be required to submit such documentation to the National Bank of Romania.

RUSSIA
Terms and Conditions
Immediate Sale Restriction. You agree that the Company is authorized, at its discretion, to instruct its designated broker to assist with the sale of your Shares issued upon the vesting of the PRSUs (on your behalf pursuant to this authorization) should the Company determine that such sale is necessary or advisable under Russian securities or exchange control laws. You expressly authorize the Company’s designated broker to complete the sale of such Shares and acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees, commissions or Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the Date of Grant.
Notifications
Labor Law Information. If you continue to hold Shares acquired at vesting of the PRSUs after an involuntary termination of your employment, you will not be eligible to receive unemployment benefits in Russia.
Securities Law Information. Any Shares to be issued upon vesting of the PRSUs shall be delivered to you through a brokerage account in the U.S. You may hold the Shares in your brokerage account in the U.S.; however, in no event will Shares issued to you under the Plan be delivered to you in Russia.
The Plan and all other materials you may receive regarding the PRSUs and participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares to be issued upon vesting of the PRSUs have not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia. You are not permitted to sell Shares directly to a Russian legal entity or resident.
Exchange Control Information. Russian residents must repatriate to Russia the proceeds from the sale of Shares received in relation to the PRSUs within a reasonably short time of receipt. Such funds must be initially credited through a foreign currency account opened in the individual's name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) the individual must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing. You should consult your personal advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.
SINGAPORE
Notifications
Securities Law Information. This award of PRSUs is being made in reliance of the “Qualifying Person” exemption under Section 273(1)(f) of the Securities and Futures Act (Chap. 289) (the “SFA”) under which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that this award of PRSUs is subject to Section 257 of the SFA and you will not be able to make (i) any subsequent sale of Shares in Singapore or (ii) any offer of such subsequent sale of Shares in Singapore, unless such sale or offer is made more than six months from the Date of Grant or pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA.
Chief Executive Officer/Director Notification Obligation. If you are a chief executive officer, director, associate director or shadow director of a Singapore Parent or Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Parent or Subsidiary in writing when you receive an interest (e.g., this award of PRSUs or Shares) in the Company. In addition, you must notify the Singapore Parent or Subsidiary when you sell the Shares. These notifications must be made within two business days of acquiring or disposing of any interest in the Company. In addition, a notification of your interests in the Company must be made within two business days of becoming a chief executive officer or director.
SPAIN
Terms and Conditions
Nature of Grant. The following provisions supplement Section 1 of the Global Performance Restricted Stock Unit Agreement:
In accepting the PRSUs, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously, and discretionally decided to grant PRSUs under the Plan to individuals who may be service providers throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, or a Parent or Subsidiary, on an ongoing basis except as provided in the PRSU Agreement. Consequently, you understand that the PRSUs are granted on the assumption and condition that the PRSUs or the Shares acquired upon vesting shall not become a part of any employment or service contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of PRSUs shall be null and void.
Further, the vesting of the PRSUs is expressly conditioned on your continued and active rendering of Service, such that if your status as a service provider terminates for any reason, the PRSUs cease vesting immediately effective on the date of your Service ends. This will be the case, for example, even if (1) you are considered to be unfairly dismissed without good cause; (2) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) you terminate Service due to a change of work location, duties or any other employment or contractual condition; (4) you terminate Service due to a unilateral breach of contract by the Company or any Parent or Subsidiary; or (5) you terminate for any other reason whatsoever.
Notifications
Securities Law Information. The PRSUs described in the Plan and the PRSU Agreement, including this Appendix, do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the PRSU Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Information. It is your responsibility to comply with exchange control regulations in Spain. You are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed € 1,000,000.
You must also declare the acquisition of Shares for statistical purposes to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed a D-6 form in January for Shares owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceed € 1,502,530, a declaration must be filed within one month of the acquisition or sale, as applicable.
When receiving foreign currency payments in excess of € 50,000 derived from the ownership of Shares (e.g., as a result of the sale of the Shares or the receipt of dividends), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will likely need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required.
Foreign Asset/Account Reporting Information. To the extent that you hold Shares and/or have bank accounts outside Spain with a value in excess of € 50,000 (for each type of asset) as of December 31, you will be required to report information on such assets on your tax return (tax form 720) for such year.  After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than € 20,000. You should consult with your personal advisor in this regard.
SWEDEN
There are no country-specific provisions.
TAIWAN
Terms and Conditions
Data Privacy. The following provisions supplement Section 9 of the Global Performance Restricted Stock Unit Agreement:
You hereby acknowledge that you have read and understands the terms regarding the collection, processing and transfer of Data and, by participating in the Plan, agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company) should the Company and/or the Employer deem such agreement or consent necessary under applicable data privacy laws, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
Notifications
Securities Law Information. The PRSUs and any Shares acquired pursuant to the Plan are available only for Employees, Consultants, Directors or Non-Employee Directors of the Company and or a Parent or Subsidiary of the Company. The offer is not a public offer of securities by a Taiwanese company; therefore, it is not subject to registration in Taiwan.
Exchange Control Information. You may remit and acquire up to US$5,000,000 per year in foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) without justification.
If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. In addition, if the transaction about is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the bank involved in the transaction. You should consult with your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
UNITED KINGDOM
Terms and Conditions
Settlement. The following provision supplements Section 2 of the Global Performance Restricted Stock Unit Agreement:
Notwithstanding anything to the contrary in the Plan, including Section 9.2 of the Plan, the PRSUs will be settled in Shares only, not cash.

Responsibility for Taxes.  If you are not a director or executive officer within the meaning of Section 13(k) of the Exchange Act, without limitation to Section 8 of the Global Performance Restricted Stock Unit Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or withheld on your behalf to HMRC (or any other tax authority or any other relevant authority).
Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the PRSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or in Section 8 of the Global Performance Restricted Stock Unit Agreement.
Without prejudice to the foregoing, you agree to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required by the Company or the Employer in respect of the Employer NICs liability. You further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of your Joint Election.